SIFCO Industries, Inc. Received Notice of Non-Compliance with NYSE MKT Continued Listing Requirements
January 7, 2016– Cleveland, Ohio – SIFCO Industries, Inc. (NYSE MKT: SIF) (the “Company” or "SIFCO") received a notice on January 4, 2016 from the NYSE MKT LLC ("NYSE MKT") indicating that the Company is below certain listing standards, as set forth in Section 134 and 1101 of the NYSE MKT Company Guide, due to the delay in filing of its Annual Report on Form 10-K for the year ended September 30, 2015 (the "Form 10-K"). Under the NYSE MKT guidelines, until SIFCO files its Form 10-K, its common stock will remain listed on the NYSE MKT under the symbol "SIF," but will be assigned an ".LF" indicator to indicate late filing status. Five business days following the receipt of this noncompliance notice, SIFCO will be added to the list of NYSE MKT noncompliant issuers on the website and the indicator will be disseminated with the Company's ticker symbol. The indicator will be removed once the Company has regained compliance with all applicable listing standards.
In order to maintain its listing, SIFCO must submit a plan of compliance by February 3, 2016 addressing its actions on how it intends to regain compliance with Section 134 and 1101 of the NYSE MKT Company Guide by July 5, 2016. If the plan is not accepted or if it is accepted but the Company is not in compliance with the continued listing standards by July 5, 2016, or if the Company does not make progress consistent with its plan, the NYSE MKT will initiate delisting procedures as appropriate. The Company intends to submit a compliance plan on or before the deadline set by the NYSE MKT.
Currently SIFCO is working diligently to compile and disseminate the information required to be included in the Form 10-K. The Company expects to file the Form 10-K before the deadline set by the NYSE MKT.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2014 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, and machining.

SIFCO Industries, Inc.

Salvatore Incanno, CFO
216-881-8600

www.sifco.com